                                    EXHIBIT 5

                   OPINION OF BENJAMIN CLEMENT AS TO ACTUARIAL
                                     MATTERS

April 21, 1997



Connecticut General Life Insurance Company
Two Liberty Place
1601 Chestnut Street
Philadelphia, Pa.
                  19192


Re:      CG Variable Life Insurance Separate Account A
         Post Effective Amendment #1 to Registration Statement
         S-6 File No. 33-60967


Ladies and Gentlemen:

This opinion is furnished in connection with Post-Effective Amendment #1 to the Registration Statement filed by Connecticut General Life Insurance Company under the Securities Act of 1933 recorded as File No. 33-60967. The prospectus included in the Registration Statement on Form S-6 describes flexible premium group variable universal life insurance policies (the "Policies"). The forms of Policies were prepared under my direction, and I am familiar with the Registration Statement, as amended, and the Exhibits thereto.

In my opinion, the illustrations of benefits under the Policies included in the Section entitled "Illustrations" in the prospectus, based on assumptions stated in the illustrations, are consistent with the provisions of the respective forms of the Policies. The age selected in the illustrations is representative of the manner in which the Policy operates.

In addition, I have reviewed the fees and charges to the policy, and in my opinion, the fees and charges, are, in the aggregate, reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Company.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.


Very truly yours,

/s/ Benjamin A. Clement

Benjamin A. Clement, FSA, MAAA
Associate Actuary